CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Income Trust of our report dated April 18, 2022, relating to the financial statements and financial highlights, which appear in Western Asset California Municipals Fund, Western Asset Managed Municipals Fund, Western Asset Short Duration Municipal Income Fund, and Western Asset Emerging Markets Debt Fund’s Annual Report on Form N-CSR for the year ended February 28, 2022. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
June 17, 2022